Exhibit 99.1

FOR IMMEDIATE RELEASE August 6, 2014	CONTACTS:
	News Media Ruben Rodriguez	202-624-6620

	Financial Community Douglas Bonawitz	202-624-6129

WGL Holdings, Inc. Reports Third Quarter Fiscal Year 2014 Financial Results;

Raises Fiscal Year 2014 Non-GAAP Guidance

—	Consolidated earnings per share — $(0.23) per share vs. $(0.19) per share for the same quarter of the prior year

—	Consolidated non-GAAP operating earnings per share — $0.02 per share vs. $(0.03) per share for the same quarter of the prior year

—	Earnings Guidance for fiscal year 2014 — increased to a range from $2.55 to $2.75 per share for non-GAAP operating earnings

Consolidated Results

WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported a net loss determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended June 30, 2014, of $(11.9) million, or $(0.23) per share, compared to a net loss of $(10.0) million, or $(0.19) per share, reported for the quarter ended June 30, 2013.

For the first nine months of fiscal year 2014, we reported net income determined in accordance with GAAP of $67.9 million, or $1.31 per share, compared to net income of $131.9 million, or $2.55 per share, reported for the comparative period of fiscal year 2013. Our operations are seasonal and, accordingly, our operating results for the three and nine months ended June 30, 2014, are not indicative of the results expected for the 12 months ending September 30, 2014.

Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) adjusts for the effects of applying GAAP to certain transactions or classes of transactions that are not representative of the ongoing operating earnings of the company. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of non-GAAP operating earnings, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.

For the quarter ended June 30, 2014, non-GAAP operating earnings were $0.8 million, or $0.02 per share, an increase of $2.4 million, or $0.05 per share, over non-GAAP operating losses of $(1.6) million, or $(0.03) per share, for the same quarter of the prior fiscal year. For the nine months ended June 30, 2014, non-GAAP operating earnings were $147.8 million, or $2.85 per share, compared to non-GAAP operating earnings of $148.0 million, or $2.86 per share, for the same period of the prior fiscal year.

“I am happy to announce strong third quarter results driven by our Regulated Utility and Commercial Energy Systems segments,” said Terry McCallister, Chairman and Chief Executive Officer. “Both businesses showed earnings improvements in the third quarter compared to the prior year. Our Regulated Utility segment is performing extremely well and is benefiting from robust customer growth, the implementation of accelerated pipeline replacement programs and the impact from recent rate cases. The Commercial Energy Systems segment is experiencing earnings growth in both distributed generation and in partnerships such as American Solar Direct, reflecting our continued investments in clean energy assets. We are well positioned to exceed our original performance targets for the year.”

“Based on our year-to-date performance and expectations for the fourth quarter, we are raising our non-GAAP earnings per share guidance by $0.15.”

Third Quarter Results by Business Segment

Regulated Utility Segment

For the quarter ended June 30, 2014, our regulated utility segment reported a net loss of $(0.3) million, or $(0.01) per share, an increase of $4.0 million, or $0.07 per share, over a net loss of $(4.3) million, or $(0.08) per share, reported for the same quarter of the prior fiscal year. After adjustments, non-GAAP operating earnings for the regulated utility segment were $0.7 million, or $0.01 per share, for the quarter ended June 30, 2014, an increase of $3.8 million, or $0.07 per share, over non-GAAP operating losses of $(3.1) million, or $(0.06) per share, for the same quarter of the prior fiscal year.

For the nine months ended June 30, 2014, our regulated utility segment reported net income of $87.9 million, or $1.69 per share, compared to net income of $111.5 million, or $2.15 per share, reported for the nine months ended June 30, 2013. After adjustments, non-GAAP operating earnings for the regulated utility segment were $144.1 million, or $2.78 per share, for the nine months ended June 30, 2014, an increase of $22.1 million, or $0.42 per share, over non-GAAP operating earnings of $122.0 million, or $2.36 per share, for the same period of the prior fiscal year.

For both the three and nine months ended June 30, 2014, higher non-GAAP operating earnings reflect: higher revenues from customer growth; new base rates in the District of Columbia and Maryland; an increase in realized margins associated with our asset optimization program; rate recovery related to accelerated pipeline replacement programs and a decrease in the effective tax rate. Partially offsetting these favorable variances were higher depreciation expenses due to the growth in our investment in utility plant and operating expenses for the year-to-date only.

Retail Energy-Marketing Segment

For the quarter ended June 30, 2014, the retail energy-marketing segment reported $25,000 in net income compared to a net loss of $(4.2) million, or $(0.08) per share, reported for the same quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $2.0 million, or $0.04 per share, for the quarter ended June 30, 2014, compared to non-GAAP operating earnings of $6.2 million, or $0.12 per share, for the same quarter of the prior fiscal year.

For the nine months ended June 30, 2014, the retail energy-marketing segment reported net income of $3.4 million, or $0.07 per share, compared to net income of $30.5 million, or $0.59 per share, reported for the same period of the prior fiscal year. Non-GAAP operating losses for the retail energy-marketing segment were $(0.8) million, or $(0.02) per share, for the nine months ended June 30, 2014, compared to non-GAAP operating earnings of $29.9 million, or $0.58 per share, for the same period of the prior fiscal year.

For both the three and nine months ended June 30, 2014, non-GAAP operating earnings reflect lower realized electric margins due to fluctuations in commodity prices and higher capacity and ancillary charges from the regional power grid operator (PJM). The price movements were primarily the result of colder than normal weather that occurred throughout January 2014. Partially offsetting the electric margins were higher natural gas margins. Realized natural gas margins increased due to higher margins on portfolio optimization activity and higher sales volumes related to spot sales to interruptible customers. The quarterly pattern of margin recognition that the retail energy-marketing segment realizes varies from year to year.

Commercial Energy Systems Segment

For the quarter ended June 30, 2014, the commercial energy systems segment reported net income of $3.7 million, or $0.07 per share, an increase of $3.4 million, or $0.07 per share, over net income of $0.3 million for the same quarter of the prior fiscal year. For the nine months ended June 30, 2014, the commercial energy systems segment reported net income of $5.2 million, or $0.10 per share, an increase of $3.3 million, or $0.06 per share, over net income of $1.9 million, or $0.04 per share, for the same period of the prior fiscal year. Net income for both the three and nine months ended June 30, 2014, increased due to higher solar renewable credits (SRECs) and solar generation revenue from commercial solar assets, as well earnings growth in the American Solar Direct venture. There were no non-GAAP adjustments for this segment for any of the periods presented.

WGL also reported that it has been cooperating in an investigation by the U.S. Department of Justice into certain American Recovery and Reinvestment Act projects in which its non-utility subsidiary, Washington Gas Energy Systems, Inc., participated as subcontractor to a prime contractor under the Small Business Administration’s 8(a) Business Development Program. WGL believes that it is probable it will ultimately incur a loss in connection with this matter, but it cannot estimate either the timing or amount of loss. We do not expect that the resolution of this matter will have a material adverse effect on WGL’s business, financial condition or cash flow, although the resolution of the matter in any particular period could have a material adverse effect on our results of operations for that particular period. For more information on this matter, please refer to Part II, Item 1, Legal Proceedings, of our Quarterly Report on Form 10-Q.

Midstream Energy Services Segment

For the quarter ended June 30, 2014, the midstream energy services segment reported a net loss of $(10.5) million, or $(0.20) per share, compared to net income of $1.1 million, or $0.02 per share, for the same quarter of the prior fiscal year. Non-GAAP operating losses for the midstream energy services segment were $(2.4) million, or $(0.05) per share, compared to non-GAAP operating losses of $(2.9) million, or $(0.06) per share, for the same period of the prior fiscal year.

For the nine months ended June 30, 2014, the midstream energy services segment reported a net loss of $(18.5) million, or $(0.36) per share, compared to a net loss of $(7.0) million, or $(0.14) per share, for the same period of the prior fiscal year. Midstream energy services reported non-GAAP operating earnings of $5.8 million, or $0.11 per share, an increase of $7.3 million, or $0.14 per share, over non-GAAP operating losses of $(1.5) million, or $(0.03) per share, for the same period of the prior fiscal year. The non-GAAP comparisons for both the quarter and year-to-date reflect favorable transportation spreads primarily as a result of colder weather.

Other Activities

For the quarter ended June 30, 2014, other activities reported a net loss of $(4.7) million, or $(0.09) per share, compared to a net loss of $(2.8) million, or $(0.05) per share, for the same quarter of the prior fiscal year. Non-GAAP operating losses for other activities were $(2.9) million, or $(0.05) per share, compared to non-GAAP operating losses of $(2.2) million, or $(0.03) per share, for the same period of the prior fiscal year.

For the nine months ended June 30, 2014, other activities reported a net loss of $(10.4) million, or $(0.20) per share, compared to a net loss of $(5.0) million, or $(0.09) per share, for the same period of the prior fiscal year. Other activities reported non-GAAP operating losses of $(6.9) million, or $(0.13) per share, compared to a non-GAAP operating loss of $(4.4) million, or $(0.09) per share, for the same period of the prior fiscal year. The non-GAAP comparisons for both the quarter and year-to-date reflect our corporate branding initiative costs and an increase in our ongoing business development activities.

Earnings Outlook

We are raising our non-GAAP consolidated earnings estimate for fiscal year 2014 to a range of $2.55 per share to $2.75 per share. In providing fiscal year 2014 earnings guidance, management is aware that there could be differences between what is reported earnings and estimated earnings for matters such as, but not limited to, unrealized mark-to-market positions for our energy-related derivatives. At this time, WGL management is not able to reasonably estimate the aggregate impact of these items on reported earnings and therefore is not able to provide a corresponding GAAP equivalent for its operating earnings guidance.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to WGL’s website, www.wglholdings.com.

Other Information

We will hold a conference call at 10:30 a.m., Eastern Time on August 7, 2014, to discuss our third quarter fiscal year 2014 financial results. The live conference call will be available to the public via a link located on WGL’s website, www.wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on WGL’s website through September 6, 2014.

Headquartered in Washington, D.C., WGL is a leading source for clean and efficient energy solutions. Through our affiliates and strategic relationships, WGL offers a diverse set of energy sources including natural gas, wind and solar as well as a range of energy solutions – generation, storage, transportation, distribution, supply and efficiency – which serve customers in more than 25 states. WGL’s regulated utility and non-utility subsidiaries include the following: Washington Gas Light Company, a regulated natural gas utility serving approximately 1.1 million customers in the metropolitan Washington, D.C., area; Washington Gas Energy Services, Inc., one of the largest natural gas, electricity and green energy suppliers in the Mid-Atlantic; Washington Gas Energy Systems, Inc., a distributed generation and energy efficiency business, offering solar, fuel cell, combined heat and power, and other technologies across the United States; WGL Midstream, Inc., a midstream energy services business, investing in and optimizing natural gas pipelines and storage facilities in the Midwest and Eastern United States; and Hampshire Gas, a natural gas storage business which owns and operates facilities in and around Hampshire County, West Virginia. As product and service innovation are critical for value creation and sustaining growth, we are continuously increasing our assets and investments in targeted clean energy sectors. This strategy supports WGL’s core business, as well as provides opportunity for growth through partnerships and investments. WGL’s diversity is its strength. We are dedicated to the sustainability of our business, the customers and communities we serve, and the environment. To learn more, visit www.wglholdings.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.

Forward-Looking Statements

This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In thousands)	June 30, 2014	September 30, 2013

ASSETS
Property, Plant and Equipment
At original cost	$4,342,880	$4,118,149
Accumulated depreciation and amortization	(1,273,607)	(1,210,686)

Net property, plant and equipment	3,069,273	2,907,463

Current Assets
Cash and cash equivalents	12,921	3,478
Accounts receivable, net	397,664	318,534
Storage gas	238,499	347,291
Derivatives and other	138,282	150,708

Total current assets	787,366	820,011

Deferred Charges and Other Assets	704,045	532,586

Total Assets	$4,560,684	$4,260,060

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,286,064	$1,274,545
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	599,226	524,067

Total capitalization	1,913,463	1,826,785

Current Liabilities
Notes payable and current maturities of long-term debt	267,500	440,100
Accounts payable and other accrued liabilities	297,885	270,658
Derivatives and other	242,700	239,319

Total current liabilities	808,085	950,077

Deferred Credits	1,839,136	1,483,198

Total Capitalization and Liabilities	$4,560,684	$4,260,060

WGL Holdings, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,

(In thousands, except per share data)	2014	2013	2014	2013

OPERATING REVENUES
Utility	$194,901	$177,292	$1,283,697	$1,052,399
Non-utility	272,599	300,826	1,038,350	1,003,838

Total Operating Revenues	467,500	478,118	2,322,047	2,056,237

OPERATING EXPENSES
Utility cost of gas	64,448	56,549	710,436	443,720
Non-utility cost of energy-related sales	266,321	285,306	997,958	908,195
Operation and maintenance	89,964	92,120	277,805	263,883
Depreciation and amortization	27,622	24,392	81,516	77,240
General taxes and other assessments	28,634	28,862	126,376	122,110

Total Operating Expenses	476,989	487,229	2,194,091	1,815,148

OPERATING INCOME (LOSS)	(9,489)	(9,111)	127,956	241,089
Equity in earnings of unconsolidated affiliates	818	183	1,851	729
Other income (expense) — net	(304)	(59)	257	1,151
Interest expense	9,503	8,886	28,020	27,030

INCOME (LOSS) BEFORE INCOME TAXES	(18,478)	(17,873)	102,044	215,939
INCOME TAX EXPENSE (BENEFIT)	(6,868)	(8,188)	33,152	83,071

NET INCOME (LOSS)	(11,610)	(9,685)	68,892	132,868
Dividends on Washington Gas Light Company preferred stock	330	330	990	990

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(11,940)	$(10,015)	$67,902	$131,878

AVERAGE COMMON SHARES OUTSTANDING
Basic	51,921	51,721	51,871	51,678
Diluted	51,921	51,721	51,885	51,785

EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic	$(0.23)	$(0.19)	$1.31	$2.55
Diluted	$(0.23)	$(0.19)	$1.31	$2.55

Net Income (Loss) Applicable To Common Stock — By Segment ($ 000):

Regulated utility	$(277)	$(4,305)	$87,900	$111,501

Non-utility operations:
Retail energy-marketing	25	(4,216)	3,410	30,485
Commercial energy systems	3,703	253	5,155	1,940
Midstream energy services	(10,508)	1,085	(18,485)	(7,040)
Other activities	(4,651)	(2,832)	(10,443)	(5,008)

Total non-utility	(11,431)	(5,710)	(20,363)	20,377

Intersegment eliminations	(232)	-	365	-

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$(11,940)	$(10,015)	$67,902	$131,878

WGL Holdings, Inc.

Consolidated Financial and Operating Statistics

(Unaudited)

FINANCIAL STATISTICS

	Twelve Months Ended June 30,

	2014	2013

Closing Market Price — end of period	$43.10	$43.22
52-Week Market Price Range	$46.80-$35.88	$46.22-$35.96
Price Earnings Ratio	139.0	16.0
Annualized Dividends Per Share	$1.76	$1.68
Dividend Yield	4.1%	3.9%
Return on Average Common Equity	1.2%	10.6%
Total Interest Coverage (times)	1.5	7.2
Book Value Per Share — end of period	$24.76	$26.00
Common Shares Outstanding — end of period (thousands)	51,940	51,738

UTILITY GAS STATISTICS

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,

(In thousands)	2014	2013	2014	2013	2014	2013

Gas Sold and Delivered
Residential — Firm	$105,915	$100,013	$824,179	$679,224	$885,188	$745,725
Commercial and Industrial — Firm	27,284	24,936	196,523	157,247	213,589	175,519
Commercial and Industrial — Interruptible	328	482	2,070	2,291	2,501	2,478
Electric Generation	275	275	825	825	1,100	1,100

	133,802	125,706	1,023,597	839,587	1,102,378	924,822

Gas Delivered for Others
Firm	38,697	33,928	172,658	152,897	197,364	173,532
Interruptible	10,598	9,945	51,136	43,089	59,168	50,957
Electric Generation	118	199	365	380	540	618

	49,413	44,072	224,159	196,366	257,072	225,107

	183,215	169,778	1,247,756	1,035,953	1,359,450	1,149,929
Other	11,686	7,514	35,941	16,446	46,572	26,297

Total	$194,901	$ 177,292	$ 1,283,697	$ 1,052,399	$ 1,406,022	$1,176,226

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,

(In thousands of therms)	2014	2013	2014	2013	2014	2013

Gas Sold and Delivered
Residential — Firm	70,872	72,309	702,558	625,359	737,624	662,101
Commercial and Industrial — Firm	22,341	23,072	182,918	163,947	199,913	180,497
Commercial and Industrial — Interruptible	304	399	1,765	2,470	2,192	2,727

	93,517	95,780	887,241	791,776	939,729	845,325

Gas Delivered for Others
Firm	76,366	74,326	485,326	437,416	536,093	487,024
Interruptible	52,704	50,399	222,473	227,460	265,896	270,676
Electric Generation	33,906	55,283	93,035	120,854	149,714	232,776

	162,976	180,008	800,834	785,730	951,703	990,476

Total	256,493	275,788	1,688,075	1,577,506	1,891,432	1,835,801

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	116,190	99,463	635,780	630,482	707,769	711,764
Number of Customers (end of period)	161,300	168,600	161,300	168,600	161,300	168,600

Electricity Sales
Electricity Sales (thousands of kWhs)	2,790,256	3,012,996	8,670,898	8,861,579	11,942,338	12,256,224
Number of Accounts (end of period)	169,600	178,200	169,600	178,200	169,600	178,200

UTILITY GAS PURCHASED EXPENSE (excluding asset optimization)	65.72 ¢	54.85 ¢	68.63 ¢	54.05 ¢	67.73 ¢	53.68 ¢

HEATING DEGREE DAYS

Actual	277	300	4,111	3,760	4,120	3,765
Normal	295	299	3,738	3,762	3,751	3,775
Percent Colder (Warmer) than Normal	(6.1) %	0.3%	10.0%	(0.1) %	9.8%	(0.3) %

Average Active Customer Meters	1,119,953	1,107,472	1,116,530	1,104,145	1,113,893	1,101,701

WGL HOLDINGS, INC.

USE OF NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with GAAP to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives for our regulated utility and retail marketing segments; (ii) unrealized gains (losses) on certain derivatives for the long-term purchase of natural gas for the midstream energy services segment; (iii) certain gains and losses associated with optimizing the utility segment’s capacity assets; (iv) changes in the measured value of our inventory for our midstream energy services segment; (v) for our regulated utility segment, the estimated financial effects of warmer-than-normal/colder-than-normal weather as measured consistent with our jurisdictional tariffs, to the extent the effects are not offset by weather protection mechanisms; (vi) incremental legal and consulting costs associated with business development activities; and (vii) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, to forecast future results and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance. The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:

•

To provide a more transparent and accurate view of the ongoing financial results of our operations, we exclude unrealized mark-to-market adjustments for our energy-related derivatives for our regulated utility and retail energy-marketing operations as well as certain derivatives for the long-term purchase of natural gas for the midstream energy services segment.

i.	For our regulated utility segment, we use derivatives with the primary objective of locking in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. Additionally, for the regulated utility segment, sharing with customers is based on realized profit, and does not factor in unrealized gains and losses; therefore, excluding these unrealized losses is consistent with regulatory sharing requirements.

ii.	For our retail energy-marketing segment, we use derivatives to lock in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not.

iii.	For the midstream energy services segment, we have entered into certain long-term natural gas purchase agreements which are accounted for as derivatives. These agreements were entered into to take advantage of potential basis spreads, not to hedge inventory. When the natural gas is delivered in the future, any gains and losses from the physical sale of that gas will be recognized.

With the exception of certain transactions related to the optimization of system capacity assets as discussed below, when these derivatives settle, the realized economic impact is reflected in our non-GAAP operating results, as we are only removing interim unrealized mark-to-market amounts.

•

We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory; and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory in our regulated utility segment. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•

Our non-utility midstream energy services segment owns natural gas storage inventory in connection with its asset optimization strategies. Certain storage inventory is economically hedged with physical sales contracts. We adjust the value of that inventory using the same forward price that is used to calculate the fair value of the related physical sales contracts under

WGL HOLDINGS, INC.

USE OF NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

derivative accounting requirements. The remaining storage optimization inventory is valued using delivered market prices for the month following the end of the reporting period. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses. Adjusting our storage optimization inventory in this fashion allows our reported non-GAAP earnings to better align with the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies.

•

Washington Gas has regulatory weather protection mechanisms in Maryland and Virginia designed to neutralize the estimated financial effects of weather. In the District of Columbia, Washington Gas may enter into weather protection products to help neutralize the estimated financial effects of warm or cold weather. To the extent that Washington Gas does not have weather protection or products, or the effects of weather exceed our weather protection, we will exclude these effects from non-GAAP operating earnings (loss). Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

•

We exclude certain incremental legal and consulting costs associated with business development activities. These costs are unpredictable and may vary greatly with each opportunity. Management believes by excluding these costs, it allows both management and investors to better compare, analyze and forecast the performance of our revenue generating operations.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.

There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Three Months Ended June 30, 2014

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities*	Intersegment Eliminations	Consolidated

GAAP net income (loss)	$(277)	$25	$3,703	$(10,508)	$(4,651)	$(232)	$(11,940)
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss on energy-related derivatives (b)	739	2,197	-	8,786	-	-	11,722
Storage optimization program (c)	(53)	-	-	-	-	-	(53)
Change in measured value of inventory (d)	-	-	-	(611)	-	-	(611)
Incremental professional services fees (e)	-	-	-	-	276	-	276
DC weather impact (f)	306	-	-	-	-	-	306
Impairment loss on proposed Chillum liquefied natrual gas facility (g)	1,127	-	-	-	-	-	1,127
Allocation of tax sharing (k)	(1,140)	(238)	-	(103)	1,481	-	-

Non-GAAP operating earnings (loss)	$702	$1,984	$3,703	$(2,436)	$(2,894)	$(232)	$827

GAAP diluted earnings (loss) per average common share (51,921 shares)	$(0.01)	$-	$0.07	$(0.20)	$(0.09)	$-	$(0.23)
Per share effect of non-GAAP adjustments	0.02	0.04	-	0.15	0.04	-	0.25

Non-GAAP operating earnings (loss) per share	$0.01	$0.04	$0.07	$(0.05)	$(0.05)	$-	$0.02

Three Months Ended June 30, 2013

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities*	Intersegment Eliminations	Consolidated

GAAP net income (loss)	$(4,305)	$(4,216)	$253	$1,085	$(2,832)	$-	$(10,015)
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss on energy-related derivatives (b)	2,766	10,465	-	7,121	-	-	20,352
Storage optimization program (c)	(492)	-	-	-	-	-	(492)
Change in measured value of inventory (d)	-	-	-	(11,074)	-	-	(11,074)
Incremental professional services fees (e)	-	-	-	-	637	-	637
Competitive service provider imbalance cash settlement (h)	(118)	-	-	-	-	-	(118)
Weather derivative products (l)	129	-	-	-	-	-	129
Net insurance proceeds (m)	(1,031)	-	-	-	-	-	(1,031)

Non-GAAP operating earnings (loss)	$(3,051)	$6,249	$253	$(2,868)	$(2,195)	$-	$(1,612)

GAAP diluted earnings (loss) per average common share (51,721 shares)	$(0.08)	$(0.08)	$-	$0.02	$(0.05)	$-	$(0.19)
Per share effect of non-GAAP adjustments	0.02	0.20	-	(0.08)	0.02	-	0.16

Non-GAAP operating earnings (loss) per share	$(0.06)	$0.12	$-	$(0.06)	$(0.03)	$-	$(0.03)

Nine Months Ended June 30, 2014

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities	Intersegment Eliminations	Consolidated

GAAP net income (loss)	$87,900	$3,410	$5,155	$(18,485)	$(10,443)	$365	$67,902
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	63,506	(3,970)	-	24,303	-	-	83,839
Storage optimization program (c)	(2,477)	-	-	-	-	-	(2,477)
Change in measured value of inventory (d)	-	-	-	56	-	-	56
Incremental professional services fees (e)	-	-	-	-	2,089	-	2,089
DC weather impact (f)	(1,334)	-	-	-	-	-	(1,334)
Impairment loss on proposed Chillum liquefied natrual gas facility (g)	1,127	-	-	-	-	-	1,127
Competitive service provider imbalance cash settlement (h)	(294)	-	-	-	-	-	(294)
Regulatory asset - tax effect Medicare Part D (i)	(3,621)	-	-	-	-	-	(3,621)
Impairment loss on Springfield Operations Center (j)	464	-	-	-	-	-	464
Allocation of tax sharing (k)	(1,140)	(238)	-	(103)	1,481	-	-

Non-GAAP operating earnings (loss)	$144,131	$(798)	$5,155	$5,771	$(6,873)	$365	$147,751

GAAP diluted earnings (loss) per average common share (51,885 shares)	$1.69	$0.07	$0.10	$(0.36)	$(0.20)	$0.01	$1.31
Per share effect of non-GAAP adjustments	1.09	(0.09)	-	0.47	0.07	-	1.54

Non-GAAP operating earnings (loss) per share	$2.78	$(0.02)	$0.10	$0.11	$(0.13)	$0.01	$2.85

Nine Months Ended June 30, 2013

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities*	Intersegment Eliminations	Consolidated

GAAP net income (loss)	$111,501	$30,485	$1,940	$(7,040)	$(5,008)	$-	$131,878
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	11,617	(997)	-	7,121	-	-	17,741
Storage optimization program (c)	570	-	-	-	-	-	570
Change in measured value of inventory (d)	-	-	-	(1,531)	-	-	(1,531)
Incremental professional services fees (e)	-	-	-	-	637	-	637
Competitive service provider imbalance cash settlement (h)	(488)	369	-	-	-	-	(119)
Weather derivative products (l)	(153)	-	-	-	-	-	(153)
Net insurance proceeds (m)	(1,031)	-	-	-	-	-	(1,031)

Non-GAAP operating earnings (loss)	$122,016	$29,857	$1,940	$(1,450)	$(4,371)	$-	$147,992

GAAP diluted earnings (loss) per average common share (51,785 shares)	$2.15	$0.59	$0.04	$(0.14)	$(0.09)	$-	$2.55
Per share effect of non-GAAP adjustments	0.21	(0.01)	-	0.11	-	-	0.31

Non-GAAP operating earnings (loss) per share	$2.36	$0.58	$0.04	$(0.03)	$(0.09)	$-	$2.86

* Per share amounts may include adjustments for rounding

(Footnote references are described on the following page.)

WGL HOLDINGS, INC. (Consolidated by Quarter)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Fiscal Year 2014

	Quarterly Period Ended

(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income (loss)	$18,629	$61,213	$(11,940)		$67,902
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss on energy-related derivatives (b)	27,793	44,324	11,722		83,839
Storage optimization program (c)	(1,123)	(1,301)	(53)		(2,477)
Change in measured value of inventory (d)	8,597	(7,930)	(611)		56
Incremental professional services fees (e)	440	1,373	276		2,089
DC weather impact (f)	513	(2,153)	306		(1,334)
Impairment loss on proposed Chillum liquefied natrual gas facility (g)	-	-	1,127		1,127
Competitive service provider imbalance cash settlement (h)	(294)	-	-		(294)
Regulatory asset - tax effect Medicare Part D (i)	(3,621)	-	-		(3,621)
Impairment loss on Springfield Operations Center (j)	464	-	-		464

Non-GAAP operating earnings	$51,398	$95,526	$827		$147,751

Diluted average common shares outstanding	51,827	51,899	51,921		51,885

GAAP diluted earnings (loss) per average common share	$0.36	$1.18	$(0.23)		$1.31
Per share effect of non-GAAP adjustments	0.63	0.66	0.25		1.54

Non-GAAP operating earnings per share	$0.99	$1.84	$0.02		$2.85

Fiscal Year 2013

	Quarterly Period Ended (n)

(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income (loss)	$52,388	$89,505	$(10,015)		$131,878
Adjusted for (items shown after-tax): (a)
Unrealized mark-to-market loss (gain) on energy-related derivatives (b)	4,150	(6,761)	20,352		17,741
Storage optimization program (c)	(90)	1,152	(492)		570
Change in measured value of inventory (d)	2,271	7,272	(11,074)		(1,531)
Incremental professional service fees (e)	-	-	637		637
Competitive service provider imbalance cash settlement (h)	-	(1)	(118)		(119)
Weather derivative products (l)	143	(425)	129		(153)
Net insurance proceeds (m)	-	-	(1,031)		(1,031)

Non-GAAP operating earnings (loss)	$58,862	$90,742	$(1,612)		$147,992

Diluted average common shares outstanding	51,688	51,828	51,721		51,785

GAAP diluted earnings (loss) per average common share	$1.01	$1.73	$(0.19)		$2.55
Per share effect of non-GAAP adjustments	0.13	0.02	0.16		0.31

Non-GAAP operating earnings (loss) per share	$1.14	$1.75	$(0.03)		$2.86

Footnotes:

(a)	Non-GAAP adjustments are shown net of tax based on the composite tax rate for each segment. For the three months ended March 31, 2014 and 2013, the tax expenses related to the adjustments were $23.2 million and $0.9 million, respectively.
(b)	Adjustments to eliminate the change in the unrealized mark-to-market positions of our energy-related derivatives for regulated utility, retail energy-marketing, as well as certain derivatives for the long-term purchase of natural gas for the midstream energy services segment that were recorded to income during the period. For the regulated utility segment, the portion of our unrealized mark-to-market gains and losses that are not recognized as being shared with customers are recorded directly to income for GAAP purposes. All unrealized mark-to-market gains and losses for the retail energy-marketing and midstream energy services segments are recorded directly to income.
(c)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.
(d)	Adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses.
(e)	These costs include incremental legal and consulting costs in connection with business development activities. These costs are unpredictable and may vary greatly with each opportunity. Management believes by excluding these costs, it allows both management and investors to better compare, analyze and forecast the performance of our revenue generating opportunities.
(f)	Eliminates the estimated financial effects of warm or cold weather in the District of Columbia, as measured consistent with our regulatory tariff. For fiscal year 2014, Washington Gas did not enter into weather protection products due to recent rate case activity and the pricing environment.
(g)	On July 7, 2014, the Virginia State Corporation Commission (SCC of VA) disallowed full recovery of certain costs related to a proposed Chillum liquefied natural gas facility, therefore a portion of the associated regulatory asset was impaired.
(h)	Represents amounts collected and expected to be collected by the regulated utility segment and the expense and payment made by the retail energy-marketing segment to the regulated utility segment in relation to the refund to customers ordered by the Public Service Commission of Maryland (PSC of MD) in September 2011 associated with a cash settlement of gas imbalances with competitive service providers. The order remanded the matter to a hearing examiner to determine the amount of the refund as the difference between charges made to customers and the charges that would have been incurred had the imbalances been made up through volumetric adjustments.
(i)	In March 2010, the Patient Protection and Affordable Care Act (PPACA) eliminated future Medicare Part D (Med D) tax benefits for Washington Gas’ tax years beginning after September 30, 2013. On March 30, 2012, based on positions taken by the PSC of MD in Washington Gas’ rate case, Washington Gas determined that it is not probable that the PSC of MD would permit recovery of this asset. Therefore, the Maryland portion of the regulatory asset related to the Med D benefit was charged to tax expense. In November of 2013, the PSC of MD issued an order authorizing Washington Gas to establish a regulatory asset and amortize the costs related to the change in tax treatment of Med D.

WGL HOLDINGS, INC. (Consolidated by Quarter)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

(j)	During the first quarter of fiscal year 2014, Washington Gas recorded an impairment charge related to its Springfield Operations Center. Non-GAAP earnings have been adjusted to reflect a comparable measure in analyzing period-to-period comparisons.
(k)	Represents the tax sharing effect of the non-GAAP adjustment for incremental professional service fees. See letter note (e) for further details.
(l)	For fiscal year 2013, Washington Gas entered into weather derivatives to neutralize the estimated financial effects of weather in the District of Columbia. These weather derivatives were recorded at fair value rather than being valued based on actual variations from normal weather. This adjustment is to exclude the portion of the fair value that is not directly offset by an increase/decrease in revenue due to weather.
(m)	Represents the net proceeds of an environmental insurance policy, net of current period environmental claims and regulatory sharing.
(n)	Quarterly earnings per share may not sum to year-to-date or earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.